Exhibit 99.3

Consent

In connection with the filing by Alpha Capital Holdco Company of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, including any and all amendments and supplements thereto and any prospectus and/or proxy statement contained therein, as a nominee or potential nominee for director of Alpha Capital Holdco Company following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: February 4, 2022

/s/ Leonardo dos Santos Poça D’Água
Leonardo dos Santos Poça D’Água